[BIOPURE LOGO]	Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE RAISES $7 MILLION THROUGH SALE OF COMMON STOCK AND WARRANTS

Company Also Receives $2.5 Million from U.S. Army for Previously
Invoiced Costs Related to Hemopure® Trauma Program

CAMBRIDGE, Mass., September 14, 2004 – Biopure Corporation (Nasdaq: BPUR) announced today that it has raised approximately $7.0 million in net proceeds through the sale of 21,371,461 shares of its Class A common stock at $0.39 per share to institutional and individual investors. The company also issued these investors warrants to purchase an aggregate of 10,685,730 shares of its common stock at an exercise price of $0.42 per share, which if exercised would provide Biopure with additional proceeds of approximately $4.5 million. Biopure sold these shares and warrants under a shelf registration statement previously filed with and declared effective by the U.S. Securities and Exchange Commission. C.E. Unterberg, Towbin, LLC acted as the agent for the offering.

Under Biopure’s current operating plan the company believes that its cash on hand should fund operations through January 2005. The company intends to aggressively manage its expenses while seeking additional capital through sales of equity securities and/or corporate collaborations to share development and commercialization costs for its investigational oxygen therapeutic Hemopure® [hemoglobin glutamer – 250 (bovine)].

The company’s cash on hand includes approximately $2.5 million in recent payments from past congressional appropriations administered by the U.S. Army. To date Congress has appropriated a total of $18.5 million to the Army and Navy for the development of Hemopure in potential military and civilian trauma applications,* including $7 million of continued Navy funding in the FY2005 Defense Appropriations Bill signed by President Bush on August 5, 2004. The recent Army payments to Biopure reimburse the company for certain trauma development expenses and prepay for initial Hemopure units to be used in a proposed pivotal clinical trial that the U.S. Naval Medical Center (NMRC) plans to conduct in trauma patients with severe hemorrhagic shock in the out-of-hospital setting.

Biopure is developing Hemopure for a cardiovascular disease indication and, with the NMRC, for a trauma indication. As part of those efforts, the company is currently conducting two Phase II clinical trials, one in Europe and one in South Africa, replying to FDA questions arising out of the company’s previously filed biologics license application for an orthopedic surgery indication, conducting preclinical animal studies, and maintaining some manufacturing capability.

Biopure Corporation is a leading developer and manufacturer of intravenously administered pharmaceuticals, called oxygen therapeutics, that deliver oxygen to the body’s tissues.

The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred. Completion of the proposed RESUS out-of-hospital clinical trial of Hemopure in trauma is contingent upon further funding. Statements such as those regarding the prospect that the company’s cash on hand should fund operations through January 2005 and regarding the Naval Medical Center’s plan to conduct the proposed RESUS clinical trial of Hemopure are forward-looking statements. Actual results may differ materially from those projected in these forward- looking statements due to risks and uncertainties. The company’s operations and business environment present substantial risks regarding the ability to fund operations through January 2005. These risks include, without limitation, uncertainties regarding the company’s cash requirements, unexpected costs and expenses, insurance coverage, and possible delays and unforeseen costs related to clinical trials and regulatory approvals. The company undertakes no obligation to release publicly the results of any revisions to these forward- looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found under the heading “Risk Factors” in the Form 10-Q the company filed with the U.S. Securities and Exchange Commission on September 13, 2004, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov.

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*	$5,102,900 of this amount is from Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.